Exhibit 99.1
Universal Insurance Holdings Reports Fourth Quarter 2018 Results

•	4Q18 direct premiums written (DPW) up 12.3% to $268.9 million; FY18 up 12.8% to $1.2 billion

•	4Q18 other states DPW up 33.9%; FY18 other states up 34.6%

•	4Q18 diluted GAAP earnings per share (EPS) of $(0.18), non-GAAP adjusted EPS[1] of $0.13

•	Year-over-year book value per share up 13.8% to $14.42

•	FY18 diluted GAAP EPS up 9.4% to $3.27, non-GAAP adjusted EPS[1] up 39.3% to $4.11

•	FY18 combined ratio of 87.3%

•	FY18 return on average equity of 24.1%

(1) Excludes net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions (“non-GAAP adjusted EPS”). Reconciliations of GAAP to non-GAAP financial measures are provided in the attached tables.

Fort Lauderdale, Fla., February 28, 2019 – Universal Insurance Holdings (NYSE: UVE) (the “Company”) reported 2018 fourth quarter diluted EPS of $(0.18) on a GAAP basis and $0.13 non-GAAP adjusted EPS1. Quarterly direct premiums written were up 12.3% from the year-ago quarter to $268.9 million. Book value per share grew to $14.42, an increase of 13.8% with a return on average equity of 24.1% for the year.

Our fourth quarter diluted GAAP EPS of $(0.18) was primarily affected by a $97.3 million net allocation to strengthen prior accident years’ loss reserves. This strengthening resulted from an increase in the frequency and severity of non-catastrophe claims spanning several prior accident years, including reopened claims, newly reported claims, increased litigation and increased loss settlements of claims above carried values. This reflects the trends and dynamics in the Florida marketplace attributable to assignment of benefits (AOB) and the increased solicitation of prior years’ claims in the post Hurricane Irma environment. On a non-GAAP adjusted basis, excluding net realized and unrealized gains and losses on investments, which are not core to our business, as well as extraordinary reinstatement premiums and associated commissions, we reported a quarterly adjusted EPS of $0.13.

“We reported strong top line growth, book value growth and return on equity for the year, marking our sixth consecutive year with greater than 20% return on equity, despite three consecutive years of active catastrophic events and the systemic claims representation in Florida that resulted in an increase in prior year development. Our results are supported by our comprehensive reinsurance program and our vertically integrated service businesses. To that end, over the past year, particularly in the fourth quarter, we have accelerated our operational focus on claims resolutions, with expectations to help create earnings stability for the future.” said Sean P. Downes, Chairman and Chief Executive Officer.

“Looking forward, we continue to focus on the customer experience and have launched a customer-facing digital transformation. We believe these changes provide key value-added services to our consumers, better positioning us for the future. As part of this effort, we are launching ‘Clovered,’ our new digital insurance distribution channel. Clovered will go live on March 1st and enables consumers to ‘Prepare, Protect, and Recover’ from the unexpected with educational resources that we plan to eventually supplement with the ability to purchase a policy online as we currently do with our proof of concept, Universal Direct. In addition, we have revitalized our parent company brand and launched an all-new investor website as well as rebranded certain subsidiaries to provide distinction for our primary insurance lines subsidiaries and suite of integrated service capabilities. Lastly, we have refreshed our ‘Universal Property’ brand and created a new online presence for Universal Property and American Platinum that enables consumers to download policy documents, track a claim for certain loss types, and purchase a policy. We are excited about taking steps to strengthen our foundation for the future and what it means for our consumers, our combined business, and our stakeholders.”

Summary Financial Results

($thousands, except per share data)	Fourth Quarter			Full Year
	FY18	FY17	Change	FY18	FY17	Change
(GAAP comparison)
Total revenue	$216,373	$201,312	7.5%	$823,816	$751,916	9.6%
Income (loss) before income taxes	(11,241)	58,591	NM	152,873	170,484	(10.3)%
Income (loss) before income taxes margin	(5.2)%	29.1%	NM	18.6%	22.7%	(4.1)	pts
Diluted EPS	(0.18)	1.03	NM	3.27	2.99	9.4%

Annualized return on average equity (ROE)	NM	33.0%	NM	24.1%	25.7%	(1.6)	pts
Book value per share, end of period	14.42	12.67	13.8%	14.42	12.67	13.8%

(Non-GAAP comparison)*
Adjusted Operating Income	3,324	58,550	(94.3)%	192,842	168,262	14.6%
Adjusted EPS	0.13	1.03	(87.4)%	4.11	2.95	39.3%

*Reconciliation of GAAP to non-GAAP financial measures are provided in the attached tables. Adjusted operating income excludes net realized and unrealized gains and losses on investments, interest expense, and extraordinary reinstatement premiums and associated commissions. Non-GAAP adjusted EPS excludes net realized and unrealized gains and losses on investments, as well as extraordinary reinstatement premiums and associated commissions.

Total revenue grew high single digits for both the quarter and the year, driven primarily by higher organic premium volume and pricing. GAAP diluted EPS grew 9.4% for the year and non-GAAP adjusted EPS had growth of 39.3% for the year, in each case driven by higher premium volume, pricing, integrated services and a lower effective tax rate, partially offset by unfavorable reserve development. Income before income tax was down 10.3% for the year and adjusted operating income was up 14.6% for the year. Income before income tax produced an 18.6% margin for the year, bolstered by our integrated services businesses. The Company produced solid annualized return on average equity of 24.1% and book value per share growth of 13.8% for the year, despite several catastrophic events and systemic claims representation in Florida.

Underwriting

($thousands, except policies in-force)
	Fourth Quarter				Full Year
	FY18	FY17	Change		FY18	FY17	Change
Policies in-force	828,653	764,518	8.4%		828,653	764,518	8.4%
In-force premium	$1,193,019	$1,057,602	12.8%		$1,193,019	$1,057,602	12.8%

Direct premium written	268,934	239,536	12.3%		1,190,875	1,055,886	12.8%
Direct premium earned	296,948	263,391	12.7%		1,121,640	999,198	12.3%
Net premium earned	204,595	183,708	11.4%		768,382	688,793	11.6%

Expense ratio	31.7%	32.3%	(60)	bps	33.4%	33.5%	(10)	bps
Loss & LAE ratio	79.5%	45.3%	34.2	pts	53.9%	50.9%	3.0	pts
Combined ratio	111.2%	77.6%	33.6	pts	87.3%	84.4%	2.9	pts

Direct premiums written were up double digits for the quarter, led by growth of 8.7% in Florida and 33.9% in Other States. For the year, direct premiums written were also up double digits led by 9.7% in Florida and 34.6% in Other States. Underlying growth in Florida was strengthened by policy mix and the average statewide rate increase of 3.4% approved in late 2017, while our Other States geographic expansion continues to be strong.

On the expense side, the combined ratio increased 33.6 points for the quarter and 2.9 points for the year driven by an increase in prior year development, partially offset by our adjusting business and an improvement in the expense ratio as set forth below:

•
The expense ratio improved 60 basis points for the quarter driven by a 90 basis points improvement in the other operating expense ratio, partially offset by a 30 basis point increase in the policy acquisition cost ratio. For the year, the expense ratio improved 10 basis points driven by a 40 basis points improvement in the other operating expense ratio, partially offset by a 30 basis points increase in the policy acquisition cost ratio.

•
The net loss and loss adjustment expense ratio increased 34.2 points for the quarter and 3.0 points for the year. This reflects an increase in prior year development and catastrophe related losses partially offset by inversely correlated earnings generated by our adjusting business. Quarterly and full year drivers for 2018 include:

•	Prior year reserve development of $97.3 million or 47.6 points for the quarter and $99.5 million or 13.0 points for the year.

•
Weather events in excess of plan of $9.8 million or 4.8 points for the quarter were directly related to Hurricane Michael. For the full year, weather events in excess of plan were $15 million or 1.9 points.

•
All other losses and loss adjustment expense of $55.7 million or 27.2 points for the quarter and $300 million or 39.1 points for the year includes the benefit of inversely correlated earnings generated by our claims adjusting business.

Services

($thousands)	Fourth Quarter			Full Year
	FY18	FY17	Change	FY18	FY17	Change
Commission revenue	$5,800	$6,707	(13.5)%	$22,438	$21,253	5.6%
Policy fees	4,532	4,244	6.8%	20,275	18,838	7.6%
Other revenue	1,905	2,085	(8.6)%	7,163	7,002	2.3%
Total	12,237	13,036	(6.1)%	49,876	47,093	5.9%

Total services revenue declined for the quarter as a result of the prior year’s quarter commission revenue including an incremental $1.3 million reinstatement premium commission paid to our reinsurance intermediary Blue Atlantic, partially offset by policy fees due to continued growth in premium volume. For the full year, total services revenue increased 5.9% as a result of growth in all three service categories led by policy fees from premium volume.

Investments

($thousands)	Fourth Quarter			Full Year
	FY18	FY17	Change	FY18	FY17	Change
Net investment income	$7,603	$4,448	70.9%	$24,816	$13,460	84.4%
Realized gains (losses)	4	120	(96.7)%	(2,089)	2,570	NM
Unrealized gains (losses)	(8,066)	—	NM	(17,169)	—	NM

Net investment income increased 70.9% for the quarter and 84.4% for the year due to higher long-term and short-term interest rates, asset mix, as well as higher average levels of invested assets. Realized losses in 2018 were the result of liquidating municipal bonds in light of diminished tax benefits. Unrealized losses were driven by market volatility in equity securities.

Capital Deployment

During the fourth quarter, the Company repurchased approximately 346 thousand shares at an aggregate cost of $14.2 million. For the full year the Company repurchased approximately 689 thousand shares at an aggregate cost of $25.3 million. The Company’s current share repurchase authorization program has $14.5 million remaining as of December 31, 2018 and runs through May 31, 2020.

On January 31, 2019 the Board of Directors of the Company declared a quarterly cash dividend of 16 cents per share of common stock, payable March 25, 2019, to shareholders of record as of the close of business on March 11, 2019.

Conference Call and Webcast

•	Friday, March 1, 2019 at 8:30 a.m. ET

•	U.S. Dial-in Number: (855) 752-6647

•	International: (503) 343-6667

•	Participant code: 6872069

•	Listen to live webcast and view presentation: UniversalInsuranceHoldings.com

•	Replay of the call will be available on the UVE website and by phone at (855) 859-2056 or internationally at (404) 537-3406 using the participant code: 6872069 through March 15, 2019

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 17 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (“SEC”), including adjusted earnings per diluted share for the fourth quarter of 2018 and 2017 and the full year 2018 and 2017, in each case excluding the impact of the net realized and unrealized gains and losses on investments as well as extraordinary reinstatement premiums and associated commissions. Extraordinary reinstatement premiums are not covered by reinstatement premium protection and attach just below the Florida Hurricane Catastrophe Fund (FHCF) reinsurance layer, which has not been entered into in more than 10 years. Adjusted operating income for the fourth quarter of 2018 and 2017 and the full year 2018 and 2017, in each case, exclude the impact of the net realized and unrealized gains and losses on investments, as well as interest expense and extraordinary reinstatement premiums and associated commissions. A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). UVE management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. UVE management also believes that these non-GAAP financial measures enhance the ability of investors to analyze UVE’s business trends and to understand UVE’s performance. UVE’s management utilizes these non-GAAP financial measures as guides in long-term planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures presented in accordance with GAAP.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K to be filed for the fiscal year ended December 31, 2018.

Media Relations Contact:
Andy Brimmer / Mahmoud Siddig, 212-355-4449
Joele Frank, Wilkinson Brimmer Katcher

Investor Relations Contact:
Rob Luther, 954-595-7272
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except per share data)

	December 31,	December 31,
	2018	2017
ASSETS
Invested Assets
Fixed maturities, at fair value	$820,438	$639,334
Equity securities, at fair value	63,277	62,215
Short-term investments, at fair value	—	10,000
Investment real estate, net	24,439	18,474
Total invested assets	908,154	730,023
Cash and cash equivalents	166,428	213,486
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	142,750	132,806
Reinsurance recoverable	418,603	182,405
Premiums receivable, net	59,858	56,500
Property and equipment, net	34,991	32,866
Deferred policy acquisition costs	84,686	73,059
Goodwill	2,319	2,319
Other assets	37,966	28,900
TOTAL ASSETS	$1,858,390	$1,454,999

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$472,829	$248,425
Unearned premiums	601,679	532,444
Advance premium	26,222	26,216
Reinsurance payable, net	93,306	110,381
Long-term debt	11,397	12,868
Other liabilities	151,324	84,677
Total liabilities	1,356,757	1,015,011
STOCKHOLDERS' EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [1]	—	—
Common stock ($0.01 par value) [2]	465	458
Treasury shares, at cost - 11,731 and 11,043	(130,399)	(105,123)
Additional paid-in capital	86,353	86,186
Accumulated other comprehensive income (loss), net of taxes	(8,010)	(6,281)
Retained earnings	553,224	464,748
Total stockholders' equity	501,633	439,988
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,858,390	$1,454,999

Notes:
1 - Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

2 - Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,514 and 45,778 shares; Outstanding 34,783 and 34,735 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUES
Net premiums earned	$204,595	$183,708	$768,382	$688,793
Net investment income	7,603	4,448	24,816	13,460
Net realized gains/(losses) on investments	4	120	(2,089)	2,570
Net unrealized gains/(losses) on investments	(8,066)	—	(17,169)	—
Commission revenue	5,800	6,707	22,438	21,253
Policy fees	4,532	4,244	20,275	18,838
Other revenue	1,905	2,085	7,163	7,002
Total revenues	216,373	201,312	823,816	751,916

EXPENSES
Losses and loss adjustment expenses	162,740	83,299	414,455	350,428
Policy acquisition costs	42,994	38,092	157,327	138,846
Other operating expenses	21,792	21,251	98,815	91,810
Interest expense	88	79	346	348
Total expenses	227,614	142,721	670,943	581,432

Income (loss) before income tax expense	(11,241)	58,591	152,873	170,484
Income tax expense (benefit)	(4,773)	22,195	35,822	63,549
NET INCOME (LOSS)	$(6,468)	$36,396	$117,051	$106,935

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SHARE AND PER SHARE INFORMATION
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Weighted average common shares outstanding - basic	34,814	34,589	34,856	34,841
Weighted average common shares outstanding - diluted	35,836	35,495	35,786	35,809
Shares outstanding, end of period	34,783	34,735	34,783	34,735
Basic earnings (loss) per common share	$(0.19)	$1.05	$3.36	$3.07
Diluted earnings (loss) per common share	$(0.18)	$1.03	$3.27	$2.99
Cash dividend declared per common share	$0.29	$0.27	$0.73	$0.69
Book value per share, end of period	$14.42	$12.67	$14.42	$12.67
Annualized return on average equity (ROE)	NM	33.0%	24.1%	25.7%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTARY INFORMATION
(in thousands, except for Policies In-Force data)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2018		2017		2018		2017
Premiums
Direct premiums written - Florida	$223,751		$205,785		$1,013,290		$923,962
Direct premiums written - Other States	45,183		33,751		177,585		131,924
Direct premiums written - Total	$268,934		$239,536		$1,190,875		$1,055,886
Direct premiums earned	$296,948		$263,391		$1,121,640		$999,198
Net premiums earned	$204,595		$183,708		$768,382		$688,793

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	79.5%		45.3%		53.9%		50.9%
Policy acquisition cost ratio	21.0%		20.7%		20.5%		20.2%
Other operating expense ratio	10.7%		11.6%		12.9%		13.3%
General and administrative expense ratio	31.7%		32.3%		33.4%		33.5%
Combined ratio	111.2%		77.6%		87.3%		84.4%

Other Items
(Favorable)/Unfavorable prior year reserve development	$97,295		$26,181		$99,522		$27,499
Points on the loss and loss adjustment expense ratio	47.6	pts	14.3	pts	13.0	pts	4.0	pts

	As of
	December 31,
	2018	2017
Policies In-Force
Florida	637,926	618,280
Other States	190,727	146,238
Total	828,653	764,518

In-Force Premium
Florida	$1,015,666	$926,087
Other States	177,353	131,515
Total	1,193,019	1,057,602

Total Insured Value
Florida	$156,118,955	$146,624,470
Other States	72,588,067	51,772,540
Total	228,707,022	198,397,010

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except for per share data)

	Fourth Quarter		Full Year
	FY18	FY17	FY18	FY17
Income (Loss) Before Income Taxes	$(11,241)	58,591	152,873	170,484
Adjustments:
Reinstatement premium, net of commissions(2)	6,415	—	20,365	—
Net unrealized (gains)/losses on investments	8,066	—	17,169	—
Net realized (gains)/losses on investments	(4)	(120)	2,089	(2,570)
Interest Expense	88	79	346	348
Total Adjustments	14,565	(41)	39,969	(2,222)
Non-GAAP Adjusted Operating Income	3,324	58,550	192,842	168,262

GAAP Diluted EPS	$(0.18)	$1.03	$3.27	$2.99
Adjustments:
Reinstatement premium, net of commissions(2)	0.18	—	0.57	—
Net unrealized gains/(losses) on investments	0.23	—	0.48	—
Net realized gains/(losses) on investments	—	—	0.06	(0.07)
Total Pre-Tax Adjustments	0.41	—	1.11	(0.07)
Income Tax on Above Adjustments	(0.10)	—	(0.27)	0.03
Total Adjustments	0.31	—	0.84	(0.04)
Non-GAAP Adjusted EPS	$0.13	$1.03	$4.11	$2.95

(2) Includes reinstatement premiums not covered by reinstatement premium protection and related commissions.